 EXCLUSIVE LICENSE AGREEMENT

This agreement is between Medsonix, Inc., a Nevada Corporation (hereinafter referred to as “Licensee”), and Alphonse Cassone (hereinafter referred to as "Licensor"), and is based upon mutual covenants as set forth below.

Whereas, Licensor is the developer and owner of certain patent rights as set forth below;

Whereas, Licensor and Licensee entered into an exclusive license agreement on February 1, 2004 (the “Old License Agreement”), wherein Licensee was obligated to commence making payments to Licensor on or about February 1, 2006.

Whereas, Licensor and Licensee are desirous of entering into this exclusive license agreement (the “Revised Exclusive License Agreement”), which supersedes all terms and conditions of the Old License Agreement dated February 1, 2004.

Whereas, Licensee desires to obtain from Licensor an exclusive license (subject to the conditions set forth below) to market and sell or lease, in the United States, products and systems covered by the Licensor’s patent rights.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are duly acknowledged, the parties agree as follows:

1. Exclusive License Grant. Licensor (subject to the conditions set forth below) grants Licensee the exclusive right to market and sell or lease products and systems in the United States (including its possessions and territories) that are covered by the Licensor’s patent rights.

2. License Scope. Licensor’s patent rights are limited to only the Licensor’s three U.S. Patent Applications identified as “Method For Treating Body Tissue Disease With Acoustic Waves”, Serial Number 09/619,357, filed July 19, 2000 and “Method For Treating Circulation Disorders With Acoustic Waves”, Patent # 6,500,134, filed December 31, 2002”, Method for Treating certain blood-manifested medical disorders with acoustic waves” Serial Number 10/166,749 filed June 12, 2002, and any divisions or continuations in whole thereof and any reissues thereof, however, Licensor’s patent rights that are exclusively licensed (subject to the conditions set forth below) do not include any, international or foreign patent rights corresponding to the above identified Three U.S. Patent Applications and also do not include either any subsequently filed patent application filed by the Licensor that is based upon a different or separate concept or that may be a continuation-in-part of any one or both of the three U.S. Patent Applications.

3. Consideration. As monetary consideration for the grant of the exclusive license to the Licensor’s patent rights as set forth herein, the Licensee agrees to pay the Licensor the sum of $3,000,000, in accordance with paragraph 4 below, for all Three above identified U.S. Patent Applications, as a License Fee, and in addition, the Licensee shall pay the Licensor a royalty of Ten Percent (10%) of the proceeds from all Gross Revenues received by Licensee, including, but not limited to the gross selling price or lease price for each product, or system directly or indirectly sold or leased by the Licensee alone or through others affiliated with the Licensee that is covered by either one or all of the three U.S. Patent Applications of the Licensor, in addition to Ten Percent (10%) of all treatment or service fees received by Licensee.

4. Payment of License Fee and Royalty Payments.

4.1. License Fee. The License Fee of $3,000,000 as referenced in paragraph 3 above shall be paid out of funds received by Licensee through public or private equity or debt financing and as a percentage of gross revenues received by Licensee; subject to the conditions that (i) Licensee shall not be obligated to pay more than 20% of any funds raised through private equity or debt financing toward such License Fee; and (ii) Licensee shall not be obligated to pay more than 10% of gross revenues towards such Licensee Fee.

4.2. Royalty Payments. Royalty Payments of Ten Percent (10%), as referenced in paragraph 3 above, shall be paid from the Gross Revenues; however such Royalty Payments shall not commence or accrue until the payment in full of the License Fee as set forth herein.

4.3 Minimum License Fee and Royalty Payments. Commencing on February 8, 2008, in the event that the License Fee has not been paid in full, the minimum combined annual (License Fee and Royalty Payment) shall be Five Hundred Thousand Dollars ($500,000). The portion of the minimum payment allocated toward the License Fee shall be paid on a quarterly basis, with the first payment due on or before March 31, 2008, and any payment toward Royalty Payments shall accrue and be paid pursuant to paragraph 4.4 below. The purpose of this provision 4.3 is to assure Licensor a minimum payment of $500,000 per year, commencing on February 8, 2008 until such time as the Patents as described herein are expired.

4.4 Payments. Royalty Payments shall accrue and be paid within thirty (30) days after the end of each calendar year. Licensee shall pay to Licensor, by check made payable to Licensor, or by bank wire transfer to Licensor’s bank, whichever Licensor chooses, the full amount of all royalties due hereunder to Licensor.

5. Terms and Termination. The term of this agreement shall end on the last day of the expiration of any U.S. Patent issuing on either of the three above noted U.S. Patent Applications or any division or continuation or reissue patent therefrom, or upon default of any payments required pursuant to paragraph 4 above, whichever shall first occur. If Medsonix files for bankruptcy and/or has committed fraud, this agreement will also terminate.

6.	Miscellaneous.

6.1          Relationship Between Parties. Nothing contained herein shall be construed to create an agency, partnership, or joint venture relationship between the parties, or to make either party hereto an agent, partner, or joint venture of the other.

6.2    Governing Law. This Exclusive License Agreement shall be interpreted in accordance with the internal, substantive laws of the State of Nevada, excluding conflicts of law provisions.

6.3    Assignment. The Licensee may not assign this Exclusive License Agreement without the prior written permission of the Licensor. However, the Licensor may assign his rights hereunder without the Licensee’s permission.

6.4    Complete Exclusive License Agreement. This Exclusive License Agreement contains the complete and exclusive statement of the Exclusive License Agreement between the parties with respect to the subject matter hereof, and supersedes any previous understandings, communications, commitments or agreements, oral or written, including the Old License Agreement dated February 1, 2004.

6.5    Waiver. No term or condition of this Exclusive License Agreement will be considered as waived unless such waiver is in writing and duly executed by Alphonse Cassone (for the Licensor) and an officer of the Licensee. Any waiver by either party of a breach of any term or condition of this Exclusive License Agreement will not be considered as a waiver of any subsequent breach of the Exclusive License Agreement or any other term or condition thereof.

7. Reporting and Audit. Licensee shall keep accurate books of account containing all information necessary to establish the amount payable as a royalty under this agreement. Such books of account shall be kept at one of Licensee’s principal places of business and shall be open, for three years following the close of the calendar year to which they pertain, to inspection and audit by an independent certified public accountant that is nominated by Licensor. Such inspection and audit shall take place no more than twice each year, and the accountant shall disclose to Licensor whether the Licensee’s reports and payments are accurate or not, and, if not accurate, shall specify the inaccuracies therein. Each payment of royalties shall be accompanied by a written report signed by the individual who prepared the report and by an officer of Licensee, showing the computation of royalties.

8. Patent Infringement. Upon learning of any infringement by any third party of any claim of any issued patent of the Licensor’s U.S. Patent Applications, Licensee shall promptly notify Licensor in writing of such infringement, giving details of the infringement. Licensor and Licensee both shall have the option either alone or jointly to take such measures as may be required to terminate any such infringement. When either party brings an infringement suit, the other party may join as plaintiff and shall cooperate and assist in the preparation and prosecution of the suit.

9. Expenses and Recoveries. In the case of mutual agreement on the institution of a patent infringement suit, Licensee shall bear one half and Licensor shall bear one half of all expenses unless one party declines to participate financially in the prosecution of such infringement suit, in which case the party declining to participate shall be excluded from bearing a part of such expenses. In the case of such mutual agreement on the institution of such an infringement suit, Licensee shall have one half and Licensor shall have one half of all damages and penalties recovered that remain after reimbursing Licensee and Licensor for any amounts expended by them in prosecuting such infringement suit and next reimbursing Licensor for royalties that he would have earned for royalty payment during the period of infringement. If one party declines to participate financially in the prosecution of such infringement suit then the party shall be excluded from any share of the damages and penalties recovered.

10. Best efforts. Licensee shall use its best efforts to maximize the number of said products or systems sold or leased and to maximize the selling or leasing price and royalty base of each such product or system.

IN WITNESS WHEREOF, the parties hereto have made and executed this Exclusive License Agreement.

DATED	February	8, 2006

Licensor	Licensee
Medsonix, Inc.

/s/ Alphonse Cassone	By: /s/ Alphonse Cassone
Alphonse Cassone	Alphonse Cassone, President

Witnessed for Licensee:

By: /s/ Bruce Benson
Bruce Benson, Vice President

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